Pricing Supplement Dated September 16, 1997               Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                   File No. 333-17943

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                          Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                       J.P. Morgan & Co. and UBS Securities LLC
Principal Amount:            $100,000,000
Agent's Discount
  or Commission:             $250,000
Net Proceeds to Company:     $99,750,000
Interest Rate:               6.21% per annum
Issue Date:                  09/19/97
Maturity Date:               09/19/00
Interest Payment Dates:      The 1st day of each April and October and at
                             Maturity, commencing  April 1, 1998 and
                             ending on the Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 09/19/97 to 09/19/00

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes	/X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry             / /  Certificated

Other:
      J.P. Morgan & Co. and UBS Securities LLC have purchased the Notes as principal at a discount, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale.